                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [x]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [x] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               WESTERN ATLAS INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [x] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                                                            [WESTERN ATLAS LOGO]
--------------------------------------------------------------------------------
WESTERN ATLAS INC.                                       10205 Westheimer
                                                         P.O. Box 1407
                                                         Houston, Texas 77251
                                                         Tel 713-972-4000

                                                         JOHN R. RUSSELL
                                                         President and
                                                         Chief Executive Officer


April 1, 1998


Dear Shareholder:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Western Atlas Inc., which will be held on Tuesday, May 12, 1998, at 11:00 a.m. (C.D.T.) at the Westchase Hilton and Towers, 9999 Westheimer Road, Houston, Texas. In addition to the matters to be acted upon at the meeting, which are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, we will update you on the Company. We hope you will be able to attend.

Whether or not you plan to be present at the meeting, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Please complete, date, sign, and promptly return the proxy card enclosed in the envelope provided with this Proxy Statement so that your shares are represented at the meeting and voted in accordance with your wishes. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

                                   Sincerely,



                                   /s/ JOHN R. RUSSELL

                                                            [WESTERN ATLAS LOGO]
--------------------------------------------------------------------------------
WESTERN ATLAS INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 12, 1998



To the Shareholders of Western Atlas Inc.:

NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of Western Atlas Inc., a Delaware corporation, will be held on Tuesday, May 12, 1998, at 11:00 a.m. (C.D.T.) at the Westchase Hilton and Towers, 9999 Westheimer Road, Houston, Texas, for the following purposes:

     o To elect two Class I directors for a three-year term and until their successors are duly elected and qualified.

     o To ratify the appointment of independent auditors for the fiscal year ending December 31, 1998.

     o To consider and vote upon a proposal submitted by certain shareholders regarding the elimination of the classified Board of Directors, as set forth in the Proxy Statement.

     o To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of record of the Company's Common Stock, $1.00 par value, at the close of business on March 19, 1998, are entitled to receive notice of and to vote at the meeting. A complete list of such shareholders will be open for examination by any shareholder for any purpose germane to the meeting at the offices of the Company at 10205 Westheimer Road, Houston, Texas, for a period of 10 days prior to the meeting.

You are cordially invited to attend the meeting. However, whether or not you plan to attend, please complete, sign, date, and promptly mail the enclosed proxy card so that your shares may be represented and voted at the meeting. Your proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.

                                        By order of the Board of Directors,

                                        /s/ LOURDES T. HERNANDEZ

                                        Lourdes T. Hernandez
                                        Secretary

Houston, Texas
April 1, 1998

                               TABLE OF CONTENTS


                                                                                                    Page
                                                                                                   -----
                 General.                                                                              1

                 Purpose of Annual Meeting                                                             1

                 Voting at the Meeting.                                                                1

                 Proxies and Proxy Solicitation .                                                      2

                 Matters To Be Considered at the Annual Meeting .                                      3

                      Item 1.  Election of Directors.                                                  3

                               Nominees for Election.                                                  3

                               Directors Continuing in Office.                                         4

                               Meetings and Committees of the Board.                                   6

                               Directors' Compensation and Retirement Policies.                        7

                      Item 2.  Ratification of Appointment of Independent Auditors.                    8

                      Item 3.  Shareholder Proposal Regarding Classified Board.                        9

                 Additional Information for Shareholders .                                            11

                      Executive Officers of the Company                                               11

                      Executive Compensation.                                                         12

                      Employment and Change in Control Arrangements.                                  18

                      Retirement Benefits.                                                            19

                      Indebtedness of Management to the Company.                                      21

                      Certain Relationships and Transactions.                                         22

                      Report of the Compensation Committee on Executive Compensation.                 23

                      Stock Performance Graph.                                                        27

                      Security Ownership of Certain Beneficial Owners of Common Stock.                28

                      Compliance with Section 16(a) of the Exchange Act.                              30

                      Shareholder Proposals for 1999 Annual Meeting.                                  31

                               WESTERN ATLAS INC.
                10205 Westheimer Road, Houston, Texas 77042-3115



                                PROXY STATEMENT



GENERAL.

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of Western Atlas Inc., a Delaware corporation ("Western Atlas" or the "Company"), to be used at the 1998 Annual Meeting of Shareholders of the Company to be held at 11:00 a.m. (C.D.T.) on Tuesday, May 12, 1998, at the Westchase Hilton and Towers, 9999 Westheimer Road, Houston, Texas, and at any postponement or adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 6, 1998. The Company's 1997 Annual Report to Shareholders, which accompanies this Proxy Statement, does not constitute a part of the proxy soliciting material.


PURPOSE OF ANNUAL MEETING.

At the Annual Meeting, shareholders of the Company will consider and vote upon
(i) the election of two Class I directors for a three-year term ending at the 2001 Annual Meeting of Shareholders and until their successors are duly elected and qualified, (ii) the ratification of the appointment of independent auditors for the fiscal year ending December 31, 1998, (iii) the proposal submitted by certain shareholders regarding the elimination of the classified Board, as set forth herein, and (iv) such other business as may properly come before the Annual Meeting. The Company is not aware of any business to come before the Annual Meeting other than as set forth in items (i), (ii), and (iii) above.


VOTING AT THE MEETING.

The record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 19, 1998 (the "Record Date"). On the Record Date, the Company had outstanding 54,773,733 shares of its common stock, par value $1.00 per share ("Common Stock" or "Western Atlas Common Stock"). The holders of the outstanding Common Stock, which is the only class of voting security of the Company presently outstanding, are entitled to vote on all matters currently scheduled to be acted upon at the Annual Meeting, with each share of Common Stock entitled to one vote.

The holders of a majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. The inspector of election appointed for the Annual Meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. Shareholders may withhold authority to vote for one or both of the nominees for director and may abstain from voting on one or more of the other matters that may come before the Annual Meeting. Shares for which authority is withheld or for which abstentions are indicated will be counted as present for purposes of determining if a quorum is present. Directors are elected by a plurality of the shares represented in person or by proxy at the Annual Meeting; votes withheld will be excluded entirely from the vote and will have no effect. The other two matters expected to come before the Annual Meeting (identified as "Item 2. Ratification of Appointment of Independent Auditors" and "Item 3. Shareholder Proposal Regarding Classified Board" in this Proxy Statement) require the approval of a majority of the shares represented in person or by proxy; and, therefore, abstentions will have the effect of a negative vote on these matters. However, with respect to Item 3, the Company's Restated Certificate of Incorporation requires the vote of 80% of the outstanding shares of Common Stock to effect an amendment thereto which would eliminate the classified board. The adoption of the shareholder proposal described in Item 3 below would not cause such amendment and elimination of the Company's classified board, nor would it permit the Board to eliminate the classified board. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter, under applicable Delaware law, those shares will be counted as present for purposes of determining the presence of a quorum, but will not be counted as votes cast on the matter and will not be considered a part of the voting power with respect to that proposal.

PROXIES AND PROXY SOLICITATION.

All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. IF NO DIRECTIONS ARE INDICATED ON SUCH PROXIES, IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE "FOR" THE ELECTION OF THE TWO NOMINEES NAMED BELOW UNDER "ITEM 1. ELECTION OF DIRECTORS," "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998 AS SET FORTH IN ITEM 2, AND "AGAINST" THE PROPOSAL SUBMITTED BY CERTAIN SHAREHOLDERS AS SET FORTH IN ITEM 3 ON PAGES 9-10 OF THIS PROXY STATEMENT. If any other matters, not presently anticipated, are properly presented at the Annual Meeting for action, the agents designated in the enclosed proxy card will vote the proxies (which confer discretionary authority upon such agents to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to ChaseMellon Shareholder Services, Attention: Norma Cianfaglione, 600 Willowtree Road, Leonia, New Jersey 07605) or, if a shareholder is present at the Annual Meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

In addition to solicitation by mail, certain directors, officers, and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, telegram, facsimile transmission, or electronic mail. The Company intends to reimburse brokerage firms, banks, and other holders of record for their reasonable out-of-pocket expenses in forwarding proxy material to the beneficial owners of Common Stock or otherwise in connection with this solicitation of proxies. The Company has retained Georgeson & Company Inc. to assist the Company in the solicitation of proxies for the Annual Meeting for a fee of $9,000, in addition to reimbursement by the Company of the expenses and disbursements of that firm.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING


ITEM 1.          ELECTION OF DIRECTORS.

The Restated Certificate of Incorporation and By-laws of the Company provide for three classes of directors, with approximately one-third of the directors constituting the Board being elected each year to serve a three-year term. Pursuant to the Company's By-laws, the number of directors has been established by resolution of the Board at seven.

Claire W. Gargalli and Orion L. Hoch, incumbent Class I directors whose terms are currently scheduled to expire at the 1998 Annual Meeting, each have been nominated for re-election as a Class I director for a three-year term.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF MS. GARGALLI AND DR. HOCH.

Set forth below is information regarding the age, business experience, and Board Committee memberships as of March 16, 1998, of the nominees for election, as well as information about the directors whose terms of office do not expire this year. Each nominee has consented to being named as such in this Proxy Statement and has agreed to serve if elected. If, as a result of circumstances not presently known, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person or persons as the Board may select, or the number of authorized directors may be reduced.

NOMINEES FOR ELECTION

Class I. To serve until the annual meeting of shareholders in 2001 and until their successors are duly elected and qualified.

CLAIRE W. GARGALLI, age 55. Vice Chairman, Diversified Search and Diversified Health Search Companies (executive search consultants) since 1990. Director of the Company since 1994. Chair of the Audit and Compliance Committee and member of the Compensation Committee and the Nominating Committee.

Ms. Gargalli served as President and Chief Operating Officer of Equimark from 1984 to 1990. During that period, she also served as Chairman and Chief Executive Officer of Equimark's two principal subsidiaries, Equibank and Liberty Bank. Ms. Gargalli is a director of Praxair, Inc. She is also a trustee of Carnegie Mellon University, Middlebury College, and Allegheny University of the Health Sciences.

ORION L. HOCH, age 69. Director of the Company since 1994. Member of the Nominating Committee.

Dr. Hoch served as Chairman of the Executive Committee of the Company's Board from 1994 until October 31, 1997, when the Company distributed to its shareholders all of the shares of UNOVA, Inc. ("UNOVA"), its then wholly-owned industrial automation systems subsidiary (the "Spin-off"). Dr. Hoch became President and Chief Operating Officer of Litton Industries, Inc. ("Litton") in 1982, served as its Chief Executive Officer from 1986 through 1992, and was Chairman of the Board of Directors of Litton from 1988 until March 17, 1994, when Litton, as the sole shareholder of the Company, effected a pro rata distribution of all of the Company's shares of Common Stock to the holders of Litton common stock on a one-for-one basis (the "Litton Distribution"). Dr. Hoch is a director and Chairman Emeritus of Litton, a director of the Bessemer Trust Corporation and the Bessemer Trust Companies, and a director of UNOVA. Dr. Hoch is also a trustee of Carnegie Mellon University.


DIRECTORS CONTINUING IN OFFICE

Class II. To serve until the annual meeting of shareholders in 1999 or until their successors are duly elected and qualified.

JOSEPH T. CASEY, age 66. Director of the Company since 1994. Member of the Executive Committee and the Nominating Committee. Consultant to Western Atlas since October 1996.

Mr. Casey served as Vice Chairman and Chief Financial Officer of the Company from the date of the Litton Distribution to his retirement on September 30, 1996, and prior thereto held the same positions at Litton since 1988. He is a director of Litton and of PSI, Inc., and is a trustee of Claremont McKenna College and the Don Bosco Technical Institute.

JOHN R. RUSSELL, age 59. President and Chief Executive Officer of the Company since the Spin-off. Member of the Executive Committee and the Nominating Committee.

Mr. Russell served as Executive Vice President and Chief Operating Officer, Oilfield Services, of the Company from 1994 until the Spin-off when he was named President and Chief Executive Officer of the Company. Mr. Russell served as Chief Executive Officer of Western Atlas International, Inc., the Company's current principal operating subsidiary ("WAII"), from 1991 to 1994, and, since 1991, has served as WAII's President. Mr. Russell was Senior Vice President of Litton and Group Executive of Litton's Resource Exploration Services Group from 1991 to 1994. Mr. Russell has served in various other positions with the Company or its predecessors since 1969. Mr. Russell is a member of the National Petroleum Council.

Class III. To serve until the annual meeting of shareholders in 2000 or until their successors are duly elected and qualified.

PAUL BANCROFT, III, age 68. Independent venture capitalist and consultant. Director of the Company since 1994. Chair of the Compensation Committee and member of the Audit and Compliance Committee and the Nominating Committee.

Mr. Bancroft was President, Chief Executive Officer, and a director of Bessemer Securities Corporation from 1976 until 1988. He is a director of several investment funds sponsored by Scudder Kemper Investments.

ALTON J. BRANN, age 56. Chairman of the Board and a Director of the Company since 1994. Chair of the Executive Committee and a member of the Nominating Committee and the Audit and Compliance Committee.

Mr. Brann has served as Chairman of the Board and Chief Executive Officer of UNOVA since 1997. He served as Chief Executive Officer of the Company from 1994 until the Spin-off. Mr. Brann was elected President of Litton in 1990 and became its Chief Executive Officer in 1992, which positions he held until the date of the Litton Distribution. Mr. Brann is a director and Chairman of the Executive Committee of the Board of Litton, and is a member of the Board of Overseers of the Executive Council on Foreign Diplomacy, the Board of the U.S.-Russia Business Council, the Board of the United States-Kazakhstan Council, and the Board of the National Association of Manufacturers. Mr. Brann is also a member of the President's Cabinet of California Polytechnic State University at San Luis Obispo, the Optical Society of America, the Institute of Navigation, the Society of Petroleum Engineers, the Board of Directors of the Los Angeles World Affairs Council, and the Board of Governors of Town Hall Los Angeles. He is trustee of the Manufacturers Alliance and a senior member of the Institute of Electrical and Electronics Engineers.

WILLIAM C. EDWARDS, age 69. Venture capital investor; partner of Bryan & Edwards since 1968, and general partner of Ritter Partners and Banner Partners, venture capital partnerships, since 1962. Director of the Company since 1994. Chair of the Nominating Committee and member of the Audit and Compliance Committee and the Compensation Committee.

Mr. Edwards is Chairman of the Board of Xeruca Corporation and a director of Trust Company of the West and CellNet Data Systems. He is also a director and treasurer of Population Action International and a member of the Board of Governors of the San Francisco Symphony. Mr. Edwards is a member of the Advisory Committee of the Stanford Center for Economic Policy Research and the Board of Overseers and Executive Committee of the Hoover Institution at Stanford University and is an Associate with the Stanford Center for International Security and Arms Control. He is an emeritus trustee of Scripps College and the Deerfield Academy.

MEETINGS AND COMMITTEES OF THE BOARD
The Board met nine times during 1997 with an average attendance of 95.8%. The Board also acted once by unanimous written consent. The Board has four standing committees. Membership on these committees is indicated in the preceding biographical information.

AUDIT AND COMPLIANCE COMMITTEE. The Audit and Compliance Committee consists of four directors, none of whom is an employee of the Company. The Committee, which met five times in 1997, reviews and, where appropriate, makes recommendations to the Board regarding accounting policies and practices of the Company, the activities of the Company's internal auditing staff, the examination of the Company's financial statements by its independent auditors, and the adequacy of the Company's system of internal controls and procedures. The Committee proposes the appointment of the Company's independent auditors, subject to approval by the Board and ratification by the shareholders, and approves fees paid for services (including any nonaudit services) rendered by such auditors. The Audit and Compliance Committee reviews the implementation and monitoring of compliance with the Company's Standards of Conduct; and the Committee is empowered, in connection with such function, to evaluate the reportable interests questionnaires completed by certain Company employees to determine if possible conflicts of interest exist or possible violations of corporate policy have occurred, to consider other possible conflict of interest situations brought to the attention of the Committee, and to make appropriate recommendations with respect to such matters.

COMPENSATION COMMITTEE. The Compensation Committee is composed of three nonemployee directors. In addition, Mr. Brann and Dr. Hoch serve as consultants to the Compensation Committee. The Committee establishes policies for executive compensation and approves the remuneration of all officers of the Company. The Committee issues the Compensation Committee Report included in this Proxy Statement and administers the Company's 1993 Stock Incentive Plan, 1995 Incentive Compensation Plan (including the establishment of the individual performance goals thereunder), Individual Performance Award Plan, incentive loan program, 1996 Employee Stock Purchase Plan, and certain other compensation and retirement arrangements. The Compensation Committee also selects key employees who will be eligible to enter into change in control agreements with the Company or be participants in the Company's Executive Severance Plan. The Committee, which met six times and acted eight times by unanimous written consent in 1997, also reviews and makes recommendations with respect to other compensation plans and policies of the Company.

EXECUTIVE COMMITTEE. The Executive Committee, which consists of three directors, has all the powers of the Board that may be lawfully delegated to it under Delaware law. In general, such powers include supervision of the management of all business of the Company except for matters, which by law, specifically require the action of the full Board or the shareholders. During 1997, the Executive Committee held two meetings and acted by unanimous written consent on eighteen occasions.

NOMINATING COMMITTEE. The Nominating Committee, which presently is composed of all seven directors of the Company, recommends possible candidates to fill vacancies on the Board and reviews the qualifications of candidates recommended by others, including candidates recommended by shareholders of the Company.
The Nominating Committee will consider nominees recommended by shareholders entitled to vote for the election of directors, provided that such recommendations are made in accordance with the By-laws of the Company. Generally, the By-laws provide that a shareholder must deliver written notice to the Secretary of the Company not later than 70 days prior to the annual meeting naming such shareholder's nominee(s) for director, and specifying certain information concerning such shareholder and nominee(s). Accordingly, shareholder nominee(s) for director to be presented at the 1999 annual meeting of shareholders must be received by the Secretary of the Company no later than March 4, 1999. The Nominating Committee did not meet during 1997.

DIRECTORS' COMPENSATION AND RETIREMENT POLICIES.
Directors who are employees of the Company are not paid any fee or additional remuneration for services as members of the Board or any committee thereof. Directors who are not employees of the Company are paid an annual fee for Board service of $27,500, payable in quarterly installments, and an attendance fee of $1,500 for each Board meeting attended. Mr. Casey, as a nonemployee director serving as a member of the Executive Committee, receives an additional annual fee of $6,000, payable in quarterly installments. Mr. Brann, as a nonemployee director who serves as Chair of the Executive Committee and Chairman of the Board, receives additional annual fees of $15,000 and $60,000, respectively, for such services, payable in quarterly installments. Each nonemployee director receives a fee of $1,500 for attending each meeting of a Board committee of which the director is a member, other than the Executive Committee; however, if a nonemployee director serves as Chair of any committee of the Board, other than the Executive Committee, the attendance fee of such Chair for each meeting of the corresponding committee is $2,500. Directors are reimbursed for travel and other expenses incurred for the purpose of attending meetings of the Board and its committees.

During 1997, Dr. Hoch and Mr. Brann (after October 31, 1997) acted as consultants to the Compensation Committee without the power to vote or otherwise exercise authority with respect to any matter considered by the Committee. Mr. Brann and Dr. Hoch are each paid a fee of $1,500 for each meeting of the Compensation Committee they attend pursuant to the Committee's request.

Pursuant to the Western Atlas Inc. Deferred Compensation Plan for Directors, any director of the Company may defer his or her annual fee for Board service, fees earned for attendance at meetings of the Board or any committee thereof, and fees earned for serving as Chair or a member of the Executive Committee. Amounts deferred bear interest at the prime rate as reported by Morgan Guaranty Bank on the first business day of each calendar quarter. Payments of deferred amounts, including accrued interest, will be made in the number of annual installments requested by the director, commencing after the director ceases to be a member of the Board; provided, however, that upon the occurrence of certain events resulting in a change in control of the Company, all such amounts will become immediately due and payable in a lump sum.

Under the terms of the Western Atlas Inc. Director Stock Option Plan (the "Director Option Plan"), directors who are not employees of the Company or any subsidiary thereof automatically receive annual grants of options to purchase shares of Common Stock at the fair market value of such stock on the date of grant. Pursuant to the Director Option Plan, each incumbent director of the Company, except Messrs. Brann and Russell, received options to purchase 2,000 shares (subsequently adjusted to 2,464 shares pursuant to the Spin-off) of Common Stock on May 13, 1997, at an exercise price of $67.88 per share, the then prevailing market price of the Common Stock (subsequently adjusted to $55.10 per share pursuant to the Spin-off). Subsequent option grants to each outside director, expected to occur in May of 1998 and each year thereafter, will also cover 2,000 shares of Common Stock; however, any person who joins the Board subsequent to the date of the preceding grant of options under the Director Option Plan (and who is not an employee of the Company subsequent to such preceding grant date) will receive an initial grant of options to purchase 10,000 shares. All options granted under the Director Option Plan become fully exercisable on the first anniversary of the grant thereof if the optionee is then an active member of the Board or an advisory director; however, if a director dies or becomes permanently disabled while serving on the Board, or if the director retires pursuant to the Company's policy for mandatory retirement of directors described below, then all options held by such director under the Director Option Plan become immediately exercisable in full. In addition, if any of certain events resulting in a change in the control of the Company occurs, then all options granted under this Director Option Plan become exercisable in full.

The Company has a policy that establishes a mandatory retirement date for each member of the Board as the date of the annual meeting of the shareholders of the Company next following such director's 72nd birthday.

Under the Company's retirement program for directors, upon retirement from the Board at or after age 65, or upon his or her death after attaining age 65 while serving as a nonemployee director, each such director of the Company (or, in the case of death, his or her surviving spouse) is entitled to receive an annual fee, for the period set forth below, equal to the annual fee paid to active members of the Board as such fee is in effect from time to time (but in no event less than the annual fee in effect on the date of the next annual meeting of shareholders following the retirement date of the director or the date of his or her death, if earlier). In the event of a change in control of the Company and the subsequent resignation, removal, or failure of a director who is less than 65 years old to be re-elected in connection with and as a result of such change in control, then such director shall thereafter be entitled to receive the annual fee in effect for members of the Board for the year immediately prior to such change in control. In the case of either the fee payable upon retirement (or death) or the fee payable in connection with a change in control of the Company, payment of the fee to a director shall continue for a period of time equal to the shorter of (1) ten years, or (2) the number of years the director served as a member of the Board or as an advisory director plus, with respect to the period prior to the Litton Distribution, the number of years or any portion thereof, that the director served as a nonemployee director or advisory director of Litton; provided, however, that in the event the director dies prior to the end of such period of time, such payments shall be made to his or her surviving spouse, if any, for the remainder of such period, but shall in no event continue beyond the death of the surviving spouse (or beyond the death of the director if not survived by a spouse).

For information concerning amounts paid to Mr. Casey subsequent to his retirement from the Company as Vice Chairman and Chief Financial Officer pursuant to a consulting agreement, see the information under the caption "Certain Relationships and Transactions" on page 22 of this Proxy Statement.


ITEM 2.      RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

At its meeting on February 18, 1998, the Board, upon recommendation of its Audit and Compliance Committee, approved the appointment of Deloitte & Touche LLP as independent auditors for the Company for the 1998 fiscal year, subject to ratification by the shareholders at the Annual Meeting. This accounting firm has served as independent auditors of the Company continuously since the Litton Distribution and is familiar with the business and operations of the Company. If the shareholders do not approve the selection of Deloitte & Touche LLP, the selection of another independent auditor will be considered by the Audit and Compliance Committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives will be offered the opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

ITEM 3.      SHAREHOLDER PROPOSAL REGARDING CLASSIFIED BOARD.

The Company has been advised that John J. Gilbert, who states he is the owner of 20 shares of Common Stock, and Margaret and/or John J. Gilbert (address, 29 East 64th Street, New York, New York 10021-7043) as executors of the Estate of Lewis D. Gilbert, which is stated to own 20 shares of Common Stock and both trustees U/W of Gaston J. Gilbert which is stated to own 212 shares of Common Stock, and/or Harold J. Mathis (address, P.O. Box 1209, Richmond, Texas 77406), who is stated to be the owner of 300 shares of Common Stock and to represent Central Gulf Marine, which is stated to be the owner of 100 shares of Common Stock, intend to present for action at the Annual Meeting the following proposal:

"RESOLVED: That the stockholders of Western Atlas Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

The following is the statement submitted by the proponents in support of this proposal:

"Strong support along the lines we suggest were [sic] shown at the last annual meeting when 32%, 12,333,218 shares, were cast in favor of this proposal.

"ARCO, to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit, such as Pacific Enterprises, Katy Industries, and Hanover Direct. Among the latest to end theirs is Occidental Petroleum, Time Warner, and Fluor. Western Atlas should follow their example. Also, in the merger of NYNEX into Bell Atlantic, the annual election of directors, instead of the stagger system that NYNEX had, was adopted.

"A few years ago my resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. At the Lockheed-Martin merger the stagger system was ended and also at a special meeting of First Commerce Corporation in 1995. Further, Alleghany Power System tried to put in a stagger system, as well as take away cumulative voting, and the stockholders defeated it, showing stockholders are interested in their rights.

"Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling [sic] French insurance company not wanting it, they now do not have a staggered board.

"Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting [sic] the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

"Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting [sic] the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

"Corporations currently electing their directors annually include Compaq Computer, Bank of America, Motorola, AT&T, American Express, Atlantic Richfield, General Electric, Johnson and Johnson, Haliburton [sic], Schlumberger, Bankers Trust Co., Hewlett Packard, Exxon, IBM, General Motors, Chevron, Chase Manhattan Corporation, Cell Net [sic] Data Systems and Litton Industries. There are even four of our Western Atlas directors who serve on two of these boards.

"If you agree, PLEASE MARK YOUR PROXY FOR THIS RESOLUTION; otherwise it is automatically cast against it, unless you have marked to abstain."

THE BOARD OPPOSES THE FOREGOING PROPOSAL SUBMITTED BY THESE SHAREHOLDERS FOR THE FOLLOWING REASONS:

The Board believes that the classified board, which has been a feature of the Company's corporate governance procedures since Western Atlas became an independent public company in 1994, facilitates the ability of the Company to make plans for a reasonable period into the future and gives a certain degree of continuity to the planning and management process. The classified board assures that the Board will at all times include several directors who have had prior experience in the management of the Company's business and affairs.
Board classification is also intended to encourage any third party possibly seeking to acquire control of the Company to negotiate with the Board (rather than inaugurating an election contest or unsolicited bid). Such negotiations should provide the Board with the opportunity to evaluate any proposals presented and seek the most favorable result for the Company's shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THE SHAREHOLDER PROPOSAL SET FORTH ABOVE.

                    ADDITIONAL INFORMATION FOR SHAREHOLDERS


EXECUTIVE OFFICERS OF THE COMPANY.

Set forth below is certain information relating to the current executive officers of the Company. Biographical information with respect to Mr. Russell is set forth above under "Item 1. Election of Directors." The executive officers of the Company are elected each year by the Board at its first meeting following the Annual Meeting of Shareholders to serve during the ensuing year and until their respective successors are elected and qualified. There are no family relationships between any of the executive officers of the Company.


                          Name           Age                          Position(s)
                  John R. Russell         59    President and Chief Executive Officer

                  Orval F. Brannan        58    Senior Vice  President and  President of  the Company's
                                                E&P Services division

                  James E. Brasher        49    Senior Vice President and General Counsel

                  William H. Flores       44    Senior Vice President and Chief Financial Officer

                  Damir S. Skerl          58    Senior Vice President

                  Richard C. White        42    Senior Vice President  and President  of the  Company's
                                                Western Geophysical division

                  Thomas B. Hix, Jr.      50    Vice President of Finance and Administration

                  Gary E. Jones           43    Vice President  and President of  the Company's Western
                                                Atlas Logging Services division



ORVAL F. BRANNAN has been Senior Vice President of the Company since 1994, President of the E & P Services division of WAII since 1995, and Executive Vice President of WAII since 1996. Prior thereto, Mr. Brannan served as President of the Company's Western Geophysical division from 1991 to 1995. Mr. Brannan has served in various other positions with the Company or its predecessors since 1966.

JAMES E. BRASHER has been Senior Vice President and General Counsel of the Company since the Spin-off. Prior thereto, Mr. Brasher served as Vice President of the Company from 1996 to 1997 and Vice President and Group Counsel of WAII from 1994 to 1997. He served as Secretary and General Counsel of WAII from 1987 to 1994. Mr. Brasher has served in various other positions with the Company or its predecessors since 1980.

WILLIAM H. FLORES has been Senior Vice President and Chief Financial Officer of the Company since the Spin-off, and he has served as Senior Vice President and Chief Financial Officer for WAII since August 1997, when he joined the Company. Prior thereto, Mr. Flores served as an officer of Marine Drilling Companies, Inc., a publicly-traded offshore drilling contractor, or its predecessors since 1980. Most recently, Mr. Flores served as Marine Drilling Companies, Inc.'s Executive Vice President and Chief Financial Officer.

DAMIR S. SKERL has been Senior Vice President of the Company since 1994 and President of the Company's Western Atlas Logging Services division from 1992 to 1997. Mr. Skerl has served as Executive Vice President of WAII since 1996.
Mr. Skerl has served in various other positions with the Company or its predecessors since 1969.

RICHARD C. WHITE has been Senior Vice President of the Company since May 1996 and President of the Company's Western Geophysical division since 1995. Prior thereto, Mr. White served as Vice President of the Company from 1995 to 1996, Senior Vice President of WAII since 1995, and Chief Operating Officer for the global activities of Western Geophysical from 1994 to 1995. Mr. White has served in various other positions with the Company or its predecessors since 1978.

THOMAS B. HIX, JR. has been Vice President of Finance and Administration of the Company since the Spin-off. Mr. Hix has served as Vice President Finance of WAII since 1994. Prior thereto, Mr. Hix served as Vice President, Finance and Chief Financial Officer of WAII from 1990 to 1994. Mr. Hix has served in various other positions with the Company or its predecessors since 1969.

GARY E. JONES has been Vice President of the Company and President of the Western Atlas Logging Services division of WAII since 1997. Prior thereto, Mr. Jones served as Vice President of Business Development of WAII from 1996 to 1997 and Vice President of Latin America Operations of the Western Geophysical division from 1992 to 1996. Mr. Jones has served in various other positions with the Company or its predecessors since 1980.


EXECUTIVE COMPENSATION.

SUMMARY COMPENSATION TABLE.
In accordance with applicable regulations of the Securities and Exchange Commission ("SEC"), the following table presents a summary of compensation paid or awarded to, or accrued by, the following persons for services in 1997: (a) Messrs. Brann and Russell who each served as Chief Executive Officer of the Company (Mr. Brann from January 1, 1997, through October 31, 1997, the date of the Spin-off, and Mr. Russell since October 31, 1997), (b) those individuals who were serving as executive officers at December 31, 1997, and were the four most highly compensated executive officers of the Company in 1997, other than the Chief Executive Officer, and (c) Norman L. Roberts, who served as an executive officer of the Company until the date of the Spin-off and who, but for the fact that he was not serving as an executive officer of the Company on December 31, 1997, would have been included in the summary compensation table for the year ended December 31, 1997 (collectively, the "Named Executive Officers"). The table shows amounts earned by such persons in all capacities in which they served during the past three years.

                           SUMMARY COMPENSATION TABLE

                                                                                    Long Term
                                                             Annual                Compensation
                                                           Compensation               Awards
                                                         I            II               III               IV
                                                                                    Securities
                                                                                    Underlying        All Other
                                                       Salary        Bonus            Options        Compensation
     Name and Principal Position              Year       ($)         ($)(a)            (#)(b)          ($)(c)
          Alton J. Brann                      1997       596,656     728,000            61,601           14,954
            Chairman of  the Board and        1996       687,030     928,125            61,601           17,382
            former Chief Executive            1995       649,065     669,638            61,601           17,130
            Officer
          John R. Russell                     1997       451,252     531,250           123,203          150,357
            President and Chief Executive     1996       414,344     450,000            36,960          130,078
            Officer                           1995       386,556     468,750            36,960           90,393
          Orval F. Brannan                    1997       330,961     325,000            12,319          319,153
            Senior Vice President             1996       306,398     277,200            20,944          125,898
                                              1995       298,320     290,000            24,640           69,985
          Damir S. Skerl                      1997       308,564     300,000            20,943          105,453
            Senior Vice President             1996       292,618     233,200            20,944           84,097
                                              1995       282,496     265,000            24,640           65,731
          Richard C. White                    1997       270,432     250,000            18,480           87,634
            Senior Vice President             1996       235,813     229,000            18,480           61,825
                                              1995       208,732     204,000            28,335           43,403
          Norman L. Roberts                   1997       258,221     229,000            18,480            7,535
            former Senior Vice President      1996       295,846     292,887            18,480            9,057
            and General Counsel               1995       285,774     220,455            18,480           10,090
          Thomas B. Hix, Jr.                  1997       200,365     187,500             4,927           67,839
            Vice President, Finance and       1996       189,460     166,275             7,391           54,303
            Administration                    1995       177,156     177,500               -0-           41,417


(a) Bonuses awarded to the Named Executive Officers, with respect to 1997, were paid as follows: an amount equal to 50% of the recipient's annual base pay in effect on January 1, 1997, was paid in February 1998, and the remainder will be paid one year later, provided the recipient is then in the employ of the Company (or in the case of Messrs. Brann and Roberts, the employ of UNOVA), or has terminated such employment by reason of death, disability, or retirement or is on an approved leave of absence. Where a bonus exceeded 100% of the recipient's base pay at January 1, 1997, an amount equal to one half of such base pay was paid in February 1998; and, subject to satisfaction of the conditions set forth in the preceding sentence, an additional amount equal to 50% of such base pay will be paid in February 1999; and the remainder, in February 2000.

(b) In connection with the Spin-off, all employee and director options outstanding immediately prior to the Spin-off were adjusted by increasing the number of shares subject to the options and decreasing the exercise price per share so as to preserve the difference between the aggregate exercise price of the options and the aggregate market value of the shares subject to the options.

(c) Included in this column for 1997 are the following: (i) Company contributions for the 1997 plan year to the following respective accounts in the defined retirement plans of WAII described in "Retirement Benefits - Profit Sharing Plan" and "Retirement Benefits - Benefit Restoration Plan":
    Mr. Russell, $150,357; Mr. Brannan, $130,830; Mr. Skerl, $105,453; Mr.
    White, $87,013; and Mr. Hix, $67,424; (ii) present value costs of the Company's portion of 1997 premiums for split-dollar life insurance for Messrs. Brann, Brannan, and White of $1,874, $2,021 and $621, respectively;
    (iii) premiums paid by the Company for basic life insurance for Mr. Hix in the amount of $416; (iv) the amount of $2,327 representing premiums paid by the Company with respect to the participation in the Company's Executive Medical Plan of each of Messrs. Brann and Roberts; (v) the following amounts representing interest imputed to and taxable to the holder of loans from the Company: Mr. Brann, $9,461, and Mr. Roberts, $3,916; (vi) Company matching contributions of $1,292 made to the respective accounts of Messrs. Brann and Roberts under a plan intended to qualify under Section 401(k) of the Code that was maintained, prior to the Spin-off, by the Company and assumed by UNOVA in connection with the Spin-off; (vii) payment to Mr. Brannan of an annual foreign pay differential of $98,750, a temporary housing allowance of $13,792, and a living allowance of $73,760 in connection with his assignment in London, England. In addition, the Company has agreed with Mr. Brannan to protect him from adverse tax consequences that he may experience as a result of his foreign country assignment. The amount of Mr. Brannan's benefit, if any, in connection with the foregoing has not yet been determined.

STOCK OPTION INFORMATION.
The following table shows stock option grants during 1997 under the Western Atlas Inc. 1993 Stock Incentive Plan to the Named Executive Officers. In connection with the Spin-off, all employee and director options outstanding immediately prior to the Spin-off were adjusted by increasing the number of shares subject to such options and decreasing the exercise price per share related to such options so as to preserve the difference between the aggregate exercise price of the options and the aggregate market value of the shares subject to said option.


                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                      Percentage
                                                       of Total
                                      Number of         Options
                                      Securities      Granted to                                  Grant Date
                                      Underlying       Employees      Exercise                     Present
                                   Options Granted     in Fiscal        Price       Expiration       Value
                Name                    (#)(a)           Year           ($/sh)         Date          ($)(b)
------------------------------------------------------------------------------------------------------------------------------------
            Alton J. Brann              61,601   (e)     5.78%         60.9477       7/9/2007       1,514,500

            John R. Russell              1,639   (c)     0.15%         60.9477       7/9/2007          40,316
                                       121,564   (f)    11.40%         60.9477       7/9/2007       2,988,684

            Orval F. Brannan             1,639   (c)     0.15%         60.9477       7/9/2007          40,316
                                        10,680   (g)     1.00%         60.9477       7/9/2007         262,584

            Damir S. Skerl               1,639   (c)    0.15%         60.9477       7/9/2007          40,316
                                        19,304   (h)    1.81%         60.9477       7/9/2007         474,614

            Richard C. White             1,639           0.15%         60.9477       7/9/2007          40,316
                                        16,840   (i)     1.58%         60.9477       7/9/2007         414,034

            Norman L. Roberts           18,480   (e)     1.73%         60.9477       7/9/2007         454,350

            Thomas B. Hix, Jr.           1,488   (d)    0.14%         60.9477       7/9/2007          36,590
                                         3,439   (j)    0.32%         60.9477       7/9/2007          84,570


(a) All options granted to the Named Executive Officers were granted at an exercise price equal to the mean of the highest and the lowest sales prices of the Common Stock on the New York Stock Exchange composite tape on the date of grant. These options permit payment of the exercise price and any withholding tax due upon exercise by the surrender of already owned shares of Common Stock having a fair market value equal to the exercise price or the amount of withholding tax, as the case may be, or payment of withholding tax by applying shares otherwise receivable upon exercise. All such options become immediately exercisable upon the occurrence of certain events resulting in a change in control of the Company, and accelerated vesting schedules become applicable in the event of the death of the optionee while in the employ of the Company. Change in control generally has the meaning described on page 18 of this Proxy Statement.

(b) Pursuant to applicable SEC rules, the Black-Scholes model was used to determine the grant date present value of stock options. This method requires the assumption of certain values that affect the option price. The values that were used in this model are the volatility of the Company's stock price and the estimate of the risk-free interest rate. Since the Company does not pay a dividend, no yield on the Common Stock was assumed. For purposes of the model used to value the options in this table, a volatility factor of 33%, determined from historical stock price fluctuations, and a 6.3% risk-free interest rate, determined from market information prevailing on the grant date, were used. No adjustments were made for the non-transferability or risk of forfeiture of the stock options. This model assumed all options are exercised on their respective expiration dates. There is no assurance that these assumptions will prove true in the future.
         The actual value of the options depends on the market price of the Common Stock at the date of exercise, which may vary from the theoretical value indicated in the above table.

(c) Incentive Stock Options. These options become 100% exercisable on the fifth anniversary of the date of grant.

(d) Incentive Stock Options. These options become exercisable in two installments: 503 shares on the fourth anniversary of the date of grant; and 985 shares on the fifth anniversary of the date of grant.

(e) Nonqualified Stock Options. These options become exercisable in five equal installments of the shares subject thereto on the first through the fifth anniversaries of the date of grant.

(f) Nonqualified Stock Options. These options become exercisable in five installments: 24,644 shares on the first anniversary of the date of grant; 24,640 shares each on the second through the fourth anniversaries of the date of grant; and 23,000 shares on the fifth anniversary of the date of grant.

(g) Nonqualified Stock Options. These options become exercisable in four installments of 2,464 shares each on the first through the fourth anniversaries of the date of grant, and in one installment of 824 shares on the fifth anniversary of the date of grant.

(h) Nonqualified Stock Options. These options become exercisable in five installments: 4,191 shares on the first anniversary of the date of grant; 4,188 shares each on the second through the fourth anniversaries of the date of grant; and 2,549 shares on the fifth anniversary of the date of grant.

(i) Nonqualified Stock Options. These options become exercisable in four installments of 3,696 shares each on the first through the fourth anniversaries of the date of grant, and in one installment of 2,056 shares on the fifth anniversary of the date of grant.

(j) Nonqualified Stock Options. These options become exercisable in four installments: 987 shares on the first anniversary of the date of grant; 985 shares each on the second and third anniversaries of the date of grant; and 482 shares on the fourth anniversary of the date of grant.

The following table provides information with respect to options to purchase Common Stock exercised by any of the Named Executive Officers during 1997 and with respect to the number and value of unexercised options held by each Named Executive Officer at December 31, 1997.

                      AGGREGATED OPTION EXERCISES IN LAST
               FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES (A)


                                                            Number of Securities
                              Shares                       Underlying Unexercised         Value of Unexercised
                            Acquired on                         Options at               In-the-Money Options at
                             Exercise        Value           December 31, 1997              December 31, 1997
                              (#)(b)       Realized                 (#)                            ($)
             Name                             ($)         -----------------------------------------------------------
                                                          Exercisable    Unexercisable    Exercisable   Unexercisable
---------------------------------------------------------------------------------------------------------------------
      Alton J. Brann           4,046        216,231         214,490          267,958      9,206,803       8,517,051

      John R. Russell           -0-           -0-            85,317          210,365      3,842,283      11,435,791

      Orval F. Brannan          -0-           -0-            21,751           66,952        804,289       2,107,712

      Damir S. Skerl            -0-           -0-            21,751           75,576        804,289       2,220,275

      Richard C. White          -0-           -0-            10,722           66,892        375,007       1,987,810

      Norman L. Roberts        8,214        451,189          35,773           67,450      1,723,181       1,990,106

      Thomas B. Hix, Jr.        -0-           -0-             4,561           20,076        161,732         589,164



(a) The number and value of unexercised options to purchase Common Stock at the end of 1997 are shown in the table. In addition, Messrs. Brann and Roberts held options to purchase shares of Litton common stock, adjusted in connection with the Litton Distribution and granted to them prior to the Litton Distribution, as follows:


                                            Number of Securities
                                           Underlying Unexercised                 Value of Unexercised
                                              Litton Options at              In-the-Money Litton Options at
                                              December 31, 1997                     December 31, 1997
                                                     (#)                                   ($)
                                       ----------------------------------     ---------------------------------
                 Name                     Exercisable       Unexercisable       Exercisable       Unexercisable
       -----------------------         ---------------      -------------     --------------     --------------
             Alton J. Brann                 23,440               10,000           884,368            333,421

             Norman L. Roberts              16,000                  -0-           633,398                -0-

(b) In addition, during 1997, Mr. Roberts exercised Litton options to purchase 6,000 shares, thereby realizing $243,337. During 1997, Mr. Russell exercised his remaining Litton options granted prior to the Litton Distribution to purchase 14,700 shares, thereby realizing $393,505.


EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

Each of the Named Executive Officers, except Messrs. Brann and Roberts, is currently a party to a change in control agreement with the Company (collectively, the "Agreements"). The change in control agreements entered into between the Company and each of Messrs. Brann and Roberts terminated effective as of the Spin-off. The Agreements are operative only upon the occurrence of a change in control, which includes substantially those events described below. Absent a change in control, the Agreements do not require the Company to retain the executives or pay them any compensation or benefits.

Generally, under the Agreements, a change in control is deemed to have occurred if: (a) a majority of the Board becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or other than persons who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (b) another party becomes the beneficial owner of at least 30% of the Company's outstanding voting stock, other than as a result of a repurchase by the Company of its voting stock; (c) the Company consummates a merger, reorganization, or consolidation with another party (other than certain limited types of mergers) or sells or otherwise disposes of all or substantially all of the Company's assets; or (d) the shareholders approve the liquidation or dissolution of the Company.

Each Agreement provides that for three years after a change in control there will be no adverse change in the executive's salary, bonus opportunity, benefits, or location of employment. If, during this three-year period, the executive's employment is terminated by the Company other than for cause (as such term is defined in the Agreement), or if the executive terminates his or her employment for good reason (as such term is defined in the Agreement) (including compensation reductions, demotions, relocation, and requiring excessive travel), or voluntarily during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive an accrued salary and annual incentive payment through the date of the termination and, except in the event of death or disability, a lump-sum severance payment equal to three times the sum of the executive's base salary and annual bonus (and certain incentive, savings, retirement, and other welfare plan benefits). Further, an additional payment is required in such amount that after the payment of all taxes, income and excise with respect to such benefits, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code of 1986, as amended (the "Code"), had been imposed. In the event of termination of employment by reason of death or disability or for cause, the Agreement terminates and the sole obligation of the Company is to pay any amounts theretofore accrued thereunder.

RETIREMENT BENEFITS.

PROFIT SHARING PLAN.
Each of the Named Executive Officers, except Messrs. Brann and Roberts, participates in the WAII Retirement/Profit Sharing Plan (the "Profit Sharing Plan"), which provides a lump-sum retirement benefit equal to a participant's vested account balances. The Profit Sharing Plan is generally available to most full-time U.S. employees and certain non-U.S. employees of the Company. The plan has two parts: one part provides for contributions to be made only by the employer, and the other part allows participant contributions and is intended to qualify under Section 401(k) of the Code. Under the portion of the plan that allows participant contributions, a participant may elect to defer annually, subject to the 401(k) maximum amount, from 1% to 10% (8% for certain highly-compensated employees such as the Named Executive Officers) of his or her eligible compensation for deposit in the participant's 401(k) account. To the extent employer contributions are made to the Profit Sharing Plan, such contributions will first be made as matching contributions to each of the 401(k) accounts of participants. The employer may match up to 66-2/3% of a participant's deferrals; however, in no event will the annual amount of employer matching contributions made to any one participant's 401(k) account exceed 2% of such participant's compensation for such year. Such employer matching contributions to the 401(k) accounts of each of the Named Executive Officers, except Messrs. Brann and Roberts, are included in column IV of the Summary Compensation Table set forth above for the years indicated. Additional employer contributions, if any, will be made to each participant's Profit Sharing Plan account based on a formula which provides that, subject to maximum amounts imposed by law on qualified defined contribution plans, a participant's account is credited annually with a weighted share of employer contributions and forfeitures of nonvested amounts of terminated employees' accounts. A participant's Profit Sharing Plan account and 401(k) account (including any employer matching contributions) are also allocated a share of the net investment income or loss of the particular investment funds designated by the participant.


BENEFIT RESTORATION PLAN.
In addition to the Profit Sharing Plan, WAII has a noncontributory and unfunded plan for employees, including each of the named Executive Officers, except Messrs. Brann and Roberts, whose annual base salary is at least $100,000 and who have been selected as participants by the president of WAII (the "Benefit Restoration Plan"). The Benefit Restoration Plan is designed to provide participants with the difference between the actual amount of employer provided benefits under the Profit Sharing Plan and the amount of employer provided benefits that would otherwise be provided under the Profit Sharing Plan if the maximum compensation, allocation, and deduction limitations imposed by the Code with respect to the Profit Sharing Plan were disregarded. Under the Benefit Restoration Plan, individual accounts are established by WAII for each participant and are credited with the amounts that would have been contributed by WAII to a participant's Profit Sharing Plan account and 401(k) account but for the above-described limitations imposed by the Code. These individual accounts are also credited with earnings at the rate of earnings of the fixed income fund of the Profit Sharing Plan. The vesting schedule and the benefit payment form under the Benefit Restoration Plan correspond to the vesting schedule and benefit payment form under the Profit Sharing Plan. The accounts of each of the Named Executive Officers, except Messrs. Brann and Roberts, under the Benefit Restoration Plan were credited with amounts included in column IV of the Summary Compensation Table set forth above for the years indicated. The Benefit Restoration Plan also provides that (i) in the event of a change in control (as defined therein) of the Company, amounts credited to participants' accounts, including accounts of the Named Executive

Officers, which are not yet fully vested, will be deemed to be fully vested, and (ii) if a participant's employment with the Company terminates under circumstances that result in the receipt of certain payments by such participant under an Agreement (as defined above), the Company will pay to such participant an amount equal to any amount such participant forfeits under the Profit Sharing Plan plus an amount equal to 15% of such participant's compensation covered by the Profit Sharing Plan for the year in which such termination of employment occurs if such participant is not eligible to receive an allocation of any employer contribution to be made to the Profit Sharing Plan for such year.


SUPPLEMENTAL RETIREMENT PLAN.
Each of the Named Executive Officers, except Messrs. Brann and Roberts, also participates in the Supplemental Retirement Plan of WAII (the "Supplemental Plan"), which provides potential additional retirement benefits to designated employees of WAII. In the case of a participant who is age 65 or older and has 25 or more years of service with WAII, the Supplemental Plan provides a maximum annual benefit equal to 55% of the participant's final average compensation. Final average compensation means the 12-month average of the highest consecutive 36-month period of the 60-month period prior to employment termination and includes both base pay and performance-based cash bonus paid during such 36 months. Such maximum 55% benefit is reduced by the participant's annual primary Social Security benefit at age 65 (or annual pension that the participant would receive at age 65 from a public retirement program of a foreign country) plus the annualized annuity value of the lump sum benefit payable to the participant under the Profit Sharing Plan and under the Benefit Restoration Plan described above (collectively, the "Offsetting Benefits"); provided, however, that in the case of Messrs. Russell, Brannan, and Skerl, such maximum benefit will not be reduced by more than 60% as a result of the reductions described above, and, provided further, that the sum of the annual benefit payable under the Supplemental Plan, the Social Security primary benefit (or equivalent foreign pension), and the Offsetting Benefits shall not exceed 65% of the participant's final average compensation. Thus, if a participant's Offsetting Benefits plus his or her Social Security or equivalent benefit exceed 65% of final average compensation, the participant would receive no benefit under the Supplemental Plan but would receive the full benefit payable under the Profit Sharing Plan and the Benefit Restoration Plan. The maximum 55% benefit referred to above will also be reduced in specified increments if a participant becomes entitled to benefits between ages 55 and 65 or with at least 15 but less than 25 years of service at retirement. In addition, the Supplemental Plan provides that if a participant's employment with the Company is terminated under circumstances resulting in the receipt of certain payments by such participant under an Agreement (as defined above), then certain conditions that such participant would otherwise be required to meet in order to receive a benefit under the plan are eliminated.

The following table indicates the approximate annual benefit that would be received by a participant in the Supplemental Plan based upon the following assumptions: (i) retirement at age 65 and (ii) election of the benefit in the form of a single life annuity. Although the amount of such combined benefit would be reduced by the Offsetting Benefits to the extent described above and by the participant's Social Security primary benefit, the following table does not give effect to such reduction.

                               PENSION PLAN TABLE

                                                               Years of Service
                                               ----------------------------------------------
                            Remuneration             15              20               25
                            ---------------    ------------     -------------   -------------
                                $  400,000       $  120,000       $  170,000       $  220,000

                                   600,000          180,000          255,000          330,000

                                   800,000          240,000          340,000          440,000

                                 1,000,000          300,000          425,000          550,000

                                 1,200,000          360,000          510,000          660,000



The Named Executive Officers (excluding Messrs. Brann and Roberts who do not participate in this plan) have the following credited years of service at March 19, 1998, for purposes of the Supplemental Plan: Mr. Russell, 29 years; Mr. Brannan, 32 years; Mr. Skerl, 29 years; Mr. White, 20 years; and Mr. Hix, 29 years.


INDEBTEDNESS OF MANAGEMENT TO THE COMPANY.

As a form of additional incentive for the Company's key employees, the Company provides loans to certain such employees located in the United States. Under such program, a loan in the aggregate principal amount of $150,000 was outstanding at March 19, 1998, to James E. Brasher, Senior Vice President and General Counsel of the Company. This loan is unsecured, currently bears interest at the rate of 4% per annum, and is payable on the Company's demand, but, in any event, not later than the earlier of (i) termination of the borrower's employment with the Company or any subsidiary thereof, bankruptcy, or within 90 days of the death or incapacity of borrower, or (ii) December 31, 1998. The foregoing amount represents the largest amount of indebtedness of such executive officer and all of the Company's present executive officers as a group under such loan program outstanding since December 31, 1996.

In addition, in 1997, Mr. Brann and Mr. Roberts had outstanding loans from the Company in the principal amount of $616,000 and $255,000, respectively, and two other former executive officers of the Company also had loans totalling $325,000. The foregoing loans were assumed by UNOVA in connection with the Spin-off.

CERTAIN RELATIONSHIPS AND TRANSACTIONS.

Mr. Brann, the Company's Chairman of the Board, serves as a director, Chairman of the Board, and Chief Executive Officer of UNOVA. Dr. Hoch, a member of the Company's Board, also serves as a director of UNOVA. For the purpose of governing certain relationships between UNOVA and the Company after the Spin-off, UNOVA and the Company entered into the agreements described below:

Distribution and Indemnity Agreement - UNOVA and the Company entered into a Distribution and Indemnity Agreement providing for, among other things, the principal corporate transactions required to effect the Spin-off and certain other agreements governing the relationship between UNOVA and the Company with respect to the Spin-off. Under the terms of said agreement, the Company is responsible for certain costs related to the Spin-off and, in connection therewith, accrued $8.35 million in the second quarter of 1997. During 1997, UNOVA was indebted to the Company in connection with the Spin-off for up to $230 million. Concurrent with the Spin-off, the Company received a $230 million payment from UNOVA.

Tax-Sharing Agreement - As part of the Spin-off, UNOVA and the Company entered into a Tax-Sharing Agreement that provides, among other things, for the allocation between the parties of federal, state, local, and foreign tax liabilities for all periods through the date of the Spin-off.

Benefits Agreement - UNOVA and the Company entered into an Employee Benefits Agreement providing for the treatment of employee benefit matters and other compensation arrangements for certain former and current employees of UNOVA and its subsidiaries.

Intellectual Property Agreement - UNOVA and the Company entered into an Intellectual Property Agreement providing for the transfer of ownership of certain intellectual property without charge from the Company to UNOVA and its subsidiaries, and to provide UNOVA and its subsidiaries the rights to use the Western Atlas name for a period of six months after the Spin-off without charge.

Joseph T. Casey, who retired as Vice Chairman and Chief Financial Officer of the Company on September 30, 1996, has entered into a consulting agreement with the Company for an initial term of one year, which has been renewed for an additional one-year period ending on September 30, 1998. Under this agreement, Mr. Casey agrees to provide consulting services to the Company on not more than 50 days during the year for an annual fee of $150,000 payable in monthly installments of $12,500. In the event the Company requests Mr. Casey to provide consulting services on more than 50 days during the year, Mr. Casey will receive compensation at the rate of $3,000 per day. The agreement is renewable at the request of the Company on such terms as are mutually agreeable. During the term of the agreement, Mr. Casey agrees not to engage in any activity for a business that competes with the business of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.

The Compensation Committee of the Board of Directors of Western Atlas, composed entirely of outside independent directors, is responsible for, among other duties, the determination and administration of policies and procedures regarding executive compensation and for setting the amounts of such compensation.

The compensation program presently in effect at Western Atlas has three elements: (1) base annual salary; (2) potential annual cash incentive awards that are based primarily on financial performance of the Company or its relevant business operating unit; and (3) long-term incentives in the form of stock options. The Committee believes that a significant portion of the total compensation of the Company's executives should be at risk, based upon the achievement of preestablished performance goals.

The duties of the Compensation Committee for the 1997 fiscal year were significantly affected by the decision of the Board, which was publicly announced on May 5, 1997, that the industrial automation systems business segment of the Company would be spun off to the Company's shareholders as a dividend prior to the end of the year, and that in connection with such Spin-off, Mr. Brann, the then Chief Executive Officer, and five additional executive officers would, at the time of the Spin-off, resign their positions at Western Atlas to become executive officers of the industrial automation systems company (now known as UNOVA, Inc.).

In view of these circumstances, the Compensation Committee viewed its role during 1997 as including the following responsibilities: (1) to assure that the compensation of the executive officers who had been identified as candidates for promotion and assumption of additional responsibilities at Western Atlas after the Spin-off, as well as executive officers expected to be hired to fill vacancies created by the Spin-off, would be competitive with the compensation of comparable executives at a peer group of companies and would be appropriate in view of such executives' accomplishments and contemplated responsibilities;
(2) to make reasonable efforts to ascertain that the compensation of executives who join UNOVA as a result of the Spin-off is appropriate in view of such executives' accomplishments and responsibilities; (3) to design and implement certain compensation plans for UNOVA to assure uninterrupted consistency of compensation practices for those who join UNOVA; and (4) to make certain recommendations to the future Compensation Committee of the UNOVA Board with respect to compensation matters.

In order to assist the Committee in fulfilling such tasks, the Committee engaged an independent national compensation consulting firm to provide advice and render reports as requested by the Committee. In addition to the customary information provided by such firm, the independent consultant also prepared, at the request of the Committee, a report with respect to the design of short- and long-term compensation that would be appropriate for UNOVA, which compared the compensation packages of highly compensated executives of UNOVA's competitors with then existing compensation of the executives who were expected to join UNOVA as a result of the Spin-off, with emphasis on short- and long-term incentives.

BASE CASH COMPENSATION.
With respect to base compensation, the Committee determined, upon the recommendation of Mr. Brann (who served as the Chief Executive Officer of Western Atlas for the first 10 months of the 1997 fiscal year), neither to increase nor to decrease the base compensation of Mr. Brann or the majority of the

Company's executive officers who were planning to accept employment with UNOVA. The Committee noted the compensation consultant's finding that the existing salaries of three of the five executives expected to be the most highly compensated executive officers of UNOVA were above the predicted size-adjusted median of comparable executives at the peer group of companies and that two of such executives received a base salary that was somewhat below the competitive level. The Committee granted salary increases of 10% and 5.7% to such two executive officers below the competitive level and an increase of 3.5% to an additional executive officer expected to join UNOVA.

The Committee also granted a salary increase of 10% to one named executive officer expected to continue with Western Atlas after the Spin-off whose annual salary, based on information provided to the Committee, was below the competitive industry level and granted merit raises to three other Named Executive Officers of 3.1% to 5.5%, including John R. Russell. Such salary increases are reflected in the Summary Compensation Table on page 13 of this Proxy Statement.

With respect to Mr. Russell, on August 14, 1997, the Committee took into consideration his anticipated promotion to the position of President and Chief Executive Officer of Western Atlas following the Spin-off. The Committee also noted that the Oilfield Services segment was meeting its operational plan and that Mr. Russell was then performing and was expected to continue to perform an outstanding job of attracting and retaining personnel expected to comprise the management of Western Atlas following the Spin-off of UNOVA. The Committee also considered the level of compensation that was competitive in the oilfield services industry. After full consideration of these matters, the Committee increased the base compensation of Mr. Russell from $450,000 to $550,000 per year (an increase of 22.2%), effective as of the date of the Spin-off. (Such salary increase is reflected on the Summary Compensation Table on page 13 of this Proxy Statement.) The Committee also raised the base compensation of one additional officer by 30.9%, effective at the time of the Spin-off, in anticipation of such officer's promotion as an executive officer of Western Atlas following the Spin-off.

STOCK OPTIONS.
The Committee determined that the annual grant of stock options should be effected in a manner consistent with the past practice of Western Atlas without regard to the effects of the contemplated Spin-off. The Committee's usual methodology is based on a range of potential share quantities, in the case of each executive officer, with the value of the grants based upon a multiple of base salary, subject to the Committee's qualitative assessment of each individual's performance.

After completing its review of stock-based incentives at peer group companies and assessment of individual performance, the Committee decided that the multiples of base salary of executive officers to be utilized in 1997 should range from 2.1 to 15.6. The Committee then awarded on July 8, 1997, options to purchase an aggregate of 347,426 shares of Common Stock to the Company's executive officers as a group at an exercise price of $60.9477 per share, the fair market value of the Company Common Stock on the date of grant. Of such grant, options to purchase 61,601 shares were awarded to Mr. Brann and options to purchase 123,203 shares were awarded to Mr. Russell. (The foregoing numbers of shares subject to options and exercise price have been adjusted to account for the Spin-off, as discussed in the following paragraph).

The Committee noted that under the Company's 1993 Stock Incentive Plan, the Committee had the discretion to determine the manner in which outstanding options would be adjusted to account for the financial effects of the Spin-off. The Committee noted that the situation was somewhat complex, since a number of present and former employees of Litton Industries, Inc., held options to purchase Western Atlas Common Stock they received as an adjustment of Litton options in 1994 upon Litton's Distribution of Western Atlas. Counsel advised the Committee that there could be legal complications relating to any adjustment of Western Atlas options in a manner that would cause all holders thereof to receive UNOVA options. The Committee accordingly determined that all Western Atlas options would be adjusted by decreasing the exercise price thereof and increasing the number of shares subject thereto based upon a formula that took into consideration the relative values at which the Western Atlas and UNOVA Common Stock actually traded during certain prescribed days following the Spin-off.

The Committee subsequently spent considerable time in designing and adopting a stock-based incentive plan for UNOVA. The Committee relied heavily upon the recommendations of the independent compensation consultant with respect to the number of shares to be available for stock options and the substantive terms of the UNOVA plan. The Committee decided it was appropriate that it make recommendations to the Compensation Committee of UNOVA, to be formed following the Spin- off, since the Western Atlas Compensation Committee was familiar with the qualifications and accomplishments of the executive officers intending to join UNOVA and was also familiar with the methodology that had been followed in the earlier Distribution of Western Atlas by Litton.


BONUSES FOR 1997.
The Committee considered at length the appropriate treatment of bonuses for those executive officers who intended to join UNOVA. The Committee noted that the officers who were members of the corporate headquarters staff had devoted their attention to assure the success of both the oilfield services and industrial automation systems businesses. The Committee also noted that, as a formal matter, the prescribed "award period" during which individual performance goals are measured under the 1995 Incentive Compensation Plan would not run its full course, since the Spin-off was scheduled for consummation prior to the end of the 1997 fiscal year. The Committee concluded that Mr. Brann and other executive officers who were on the corporate headquarters staff and who were joining UNOVA should receive bonuses prior to the effective date of the Spin-off, with the annual bonus to be prorated for the period of the fiscal year (10 months) preceding the Spin-off.

In determining the amount of such bonuses, the Committee noted that as of June 30, 1997, the Company's performance was consistent with its business plan and the establishment of UNOVA as a separate entity from Western Atlas Inc. was proceeding smoothly and on schedule. Thus the Committee awarded to Mr. Brann a bonus of 125% of his base compensation, which was prorated for 10/12 of the fiscal year. The amount awarded to Mr. Brann for this portion of 1997 was $728,000. Other similarly situated executive officers, whose bonuses were based on multiples of base salary ranging from 70% to 100%, were accorded like treatment and awarded an aggregate prorated amount totaling $588,000. In accordance with applicable SEC regulations, the bonuses awarded to Messrs. Brann and Roberts are reflected in the Summary Compensation Table on page 13 of this Proxy Statement.

The Committee further determined to make no awards prior to the Spin-off to executive officers associated solely with the industrial automation systems business segment of Western Atlas, believing that the awards should be made on a 12- month basis at the discretion of the Compensation Committee of UNOVA after the completion of the 1997 fiscal year. In addition, following the Spin-off, the Committee adjusted the maximum potential bonuses of two executive officers expected to remain with Western Atlas to reflect such officers' promotions and additional responsibilities as a result of the Spin-off and added another executive officer to the 1995 Incentive Compensation Plan who had recently been hired as a result of the Spin-off.

Following the close of the fiscal year, the Committee reviewed a report, based on advice of Western Atlas' independent public accountants, that the performance goals for Western Atlas' executive officers had been achieved to an extent that qualified all such officers to receive 100% of their maximum potential bonuses as previously established. The performance goals are related to the return on capital utilized of the particular operation with which the executive is associated. On February 18, 1998, the Committee awarded bonuses based on the achievement of the performance goals. Based upon the 1997 fiscal year results of the Company's oilfield services business and Mr. Russell's salary on January 1, 1997, Mr. Russell qualified to receive a bonus of 125% of his base salary or $531,250. The Committee awarded the full amount to Mr. Russell, particularly noting the exceptional efforts he had made to ensure the successful operation following the Spin-off of Western Atlas as a corporation engaged solely in the oilfield services business. Bonuses awarded to Mr. Russell and the other named executive officers are reflected in the Summary Compensation Table on page 13 of this Proxy Statement.



Dated:   March 24, 1998

                                                  The COMPENSATION COMMITTEE
                                                  Paul Bancroft, III, Chair
                                                  Claire W. Gargalli
                                                  William C. Edwards





The foregoing "Report of the Compensation Committee on Executive Compensation" and the information set forth below under "Stock Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

STOCK PERFORMANCE GRAPH.

Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on Western Atlas Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Index and the Standard & Poor's Oil & Gas (Drilling & Equipment) Index (formerly known as the S&P, Well Equipment & Services Index) for the period beginning March 8, 1994, which was the date "when issued" trading commenced in Western Atlas Common Stock on the New York Stock Exchange, and ending December 31, 1997. The graph assumes the investment of $100 on March 8, 1994, in Western Atlas Common Stock, in the S&P 500, and in the S&P Oil & Gas (Drilling & Equipment) Index. Total shareholder return on the Common Stock was adjusted for the Spin-off and calculated on the basis that in each case all dividends were reinvested.


                                   [GRAPH]


                                                                             INDEXED RETURNS
                                                          Base                Years Ending
                                                         Period  ---------------------------------------
                             Company / Index             3/8/94  12/31/94  12/31/95  12/31/96   12/31/97
                ----------------------------------------------------------------------------------------
                 Western Atlas Inc.                        $100    $91.77    $123.17   $172.87    $229.47
                 S&P Oil & Gas (Drilling & Equip.)         $100    $95.02    $131.64   $186.30    $286.38
                 S&P 500 Index                             $100   $100.77    $138.64   $170.47    $227.34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMMON STOCK.

BY MANAGEMENT.
The following table sets forth the number of shares of Common Stock beneficially owned, directly or indirectly, by each director, each Named Executive Officer, and all directors and executive officers as a group, as of March 19, 1998. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.




                                                                  Amount and Nature   Percent
                                                                     of Beneficial      of
                                  Name of Beneficial Owner             Ownership       Class
                                                                          (a)           (b)
                        ----------------------------------------------------------------------
                           Paul Bancroft, III                            34,032           *
                           Alton J. Brann                               280,936           *
                           Orval F. Brannan                              30,049           *
                           Joseph T. Casey                              242,079   (c)     *
                           William C. Edwards                            23,012   (d)     *
                           Claire W. Gargalli                            21,712           *
                           Thomas B. Hix, Jr.                             8,879           *
                           Orion L. Hoch                                131,122   (e)     *
                           John R. Russell                              103,131           *
                           Damir S. Skerl                                29,989           *
                           Richard C. White                              18,421           *
                           All directors and executive officers
                                  (14 persons)                          941,182         1.72%


(a) Includes shares of Common Stock subject to options that were exercisable on March 19, 1998, or that become exercisable within 60 days thereafter, as follows: Mr. Bancroft, 32,032 shares; Mr. Brann, 260,690 shares; Mr. Brannan, 29,450 shares; Mr. Casey, 138,609 shares; Mr. Edwards, 19,712 shares; Ms. Gargalli, 19,712 shares; Mr. Hix, 7,640 shares; Dr. Hoch, 29,465 shares; Mr. Russell, 99,178 shares; Mr. Skerl, 29,450 shares; Mr. White, 18,421 shares; and such group, 698,652 shares.

(b) Less than 1% unless indicated otherwise.

(c) Includes 10,000 shares held by a charitable corporation of which Mr. Casey serves as trustee. Mr. Casey has voting and investment power with respect to such 10,000 shares and may thus be deemed to have beneficial ownership thereof for certain purposes within the meaning of applicable regulations of the SEC.

(d) Includes 3,300 shares held by a general partnership of which Mr. Edwards is a general partner.

(e) Includes 1,080 shares owned by Dr. Hoch's wife, as to which shares Dr. Hoch disclaims beneficial ownership.

BY OTHERS.
The following table sets forth each person or entity that as of December 31, 1997 reported beneficial ownership of more than 5% of the Common Stock.

                                                                        Amount and
                                                                        Nature of
                                                                        Beneficial      Percent
                                 Name of Beneficial Owner               Ownership       of Class
                  --------------------------------------------------------------------------------

                         Unitrin, Inc.                               12,657,764    (a)   23.22%
                           One East Wacker Drive
                           Chicago, IL 60601


                         The Capital Group Companies, Inc.            7,689,000    (b)   14.09%
                           333 South Hope Street
                           Los Angeles, CA  90071


                         Merrill Lynch & Co. Inc.                     4,176,141    (c)   7.65%
                           World Financial Center, North Tower
                           250 Vesey Street
                           New York, NY  10281


                         FMR Corp.                                    2,794,105    (d)   5.12%
                           82 Devonshire Street
                           Boston, MA 02109


(a) Unitrin, Inc. ("Unitrin") has reported on a filing on Schedule 13D under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that these shares are owned by two of its subsidiaries, Trinity Universal Insurance Company (7,206,776 shares) and United Insurance Company of America (5,450,988 shares). Unitrin reported that such subsidiaries each share voting power and dispositive power with Unitrin over the shares respectively reported by them. Based upon the foregoing, Unitrin beneficially owns 12,657,764 shares of Common Stock.

(b) Based on information obtained from Amendment No. 4 to the joint statement on Schedule 13G as filed on February 11, 1998, with the Securities and Exchange Commission by The Capital Group Companies, Inc. ("Capital Group") and Capital Research and Management Company ("Capital Research", a wholly-owned subsidiary of Capital Group). Includes 7,689,000 shares of which Capital Group is the beneficial owner as a result of its investment management company subsidiaries. Capital Group has sole power to vote and dispose of the shares, but disclaims beneficial ownership of the shares. Also includes 5,861,400 shares of which Capital Research is the beneficial owner as a result of serving as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research has the sole power to dispose of such shares, no power to vote the shares, and disclaimsbeneficial ownership of the shares. The remaining shares are beneficially owned by Capital Research, Capital Guardian Trust Company, and Capital International Research and Management, Inc., each a wholly-owned direct or indirect subsidiary of Capital Group.

(c) Based on information obtained from Amendment No. 4 to the joint statement on Schedule 13G as filed on February 5, 1998, with the Securities and Exchange Commission by Princeton Services, Inc., Merrill Lynch Asset Management, L.P. (MLAM), and Merrill Lynch Growth Fund. Includes 4,176,141 shares of which MLAM is the beneficial owner as a result of serving as an investment adviser to investment companies registered under
    Section 8 of the Investment Company Act of 1940 and private accounts. MLAM shares the power to vote and dispose of the shares. Princeton Services, Inc., is a managing general partner of MLAM. Also includes 3,985,400 shares of which Merrill Lynch Growth Fund shares voting and investment power.

(d) Based on information obtained from Amendment No. 5 to the joint statement on Schedule 13G as filed on February 14, 1998, with the Securities and Exchange Commission by FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson. Includes 2,423,000 shares of which Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Funds"), and as a result of acting as sub- adviser to Fidelity American Special Situations Trust ("FASST"). Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 2,412,100 shares owned by the Funds. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the Fund's shares, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. FASST is a unit trust established and authorized by the Department of Trade and Industry under the laws of England. The investment adviser of FASST is Fidelity Investment Services Limited, a subsidiary of Fidelity International Limited ("FIL"). FIL, FMR Corp, and FASST each has sole power to vote and to dispose of the 10,900 shares held by FASST. FIL is the beneficial owner of 19,600 shares, which includes 10,900 shares held by FASST. FIL has the sole power to vote and dispose of 8,700 shares. Also includes 362,405 shares of which Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner as a result of serving as investment manager of institutional account(s). Mr. Johnson and FMR Corp., through its control of FMTC, has sole dispositive power over such shares and sole power to vote 325,105 shares, and no power to vote or to direct the voting of 37,300 shares owned by the institutional account(s).


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Section 16(a) of the Exchange Act as amended requires the Company's executive officers, directors, and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of the Section 16(a) reports furnished to the Company and written representations by certain reporting persons that no other reports were required during 1997, the Company believes that all Section 16(a) filing requirements applicable to the Company's executive officers and directors were satisfied in a timely basis with respect to the fiscal year ended December 31, 1997, except for an inadvertant omission to include one option grant in the initial Form 3 filed by Mr. Hix on a timely basis and the inadvertant failure by Clayton A. Williams, a former executive officer of the Company now employed by UNOVA, to report a purchase of 117 shares of Common Stock in September 1997. Mr. Williams has since reported such purchase on Form 5 filed in March 1998.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING.

Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy materials of the Company relating to the 1999 Annual Meeting, they must be received by the Company not later than December 15, 1998. Such proposals should be directed to the attention of the Secretary of the Company at 10205 Westheimer Road, Houston, Texas 77042.


                                        THE BOARD OF DIRECTORS
                                        WESTERN ATLAS INC.


HOUSTON, TEXAS
APRIL 1, 1998

                             [WESTERN ATLAS LOGO]

                                                            [WESTERN ATLAS LOGO]

                               WESTERN ATLAS INC.

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 12, 1998

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


William H. Flores, James E. Brasher and Lourdes T. Hernandez, and each of them, with full power of substitution, are hereby appointed by the signatory of this Proxy to vote all shares of Western Atlas Inc. Common Stock entitled to be voted by the signatory at the Annual Meeting of Shareholders to be held on May 12, 1998, or at any adjournment thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any adjournment thereof.

IMPORTANT - PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.


-------------------------------------------------------------------------------
                        FOLD AND DETACH PROXY CARD HERE




                              [WESTERN ATLAS LOGO]

                            YOUR VOTE IS IMPORTANT.


                      PLEASE SIGN AND RETURN YOUR PROXY BY
                 TEARING OFF THE TOP PORTION OF THIS SHEET AND
                    RETURNING IT IN THE ENCLOSED ENVELOPE.

                               WESTERN ATLAS INC.
                         ANNUAL MEETING OF SHAREHOLDERS

--------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2
                              AND "AGAINST" ITEM 3
--------------------------------------------------------------------------------

1. Election of Directors:  For Claire W. Gargalli and Orion L. Hoch for a   [ ]
                           three-year term that expires in 2001

WITHHOLD AUTHORITY to vote for Claire W. Gargalli and Orion L. Hoch        [ ]

Withhold authority to vote for the following nominee(s): __________________

--------------------------------------------------------------------------------

2. Ratification of appointment of Deloitte & Touche LLP as independent auditors.

   [ ]  [ ]  [ ]

3. Shareholder proposal regarding declassification of the Board of Directors.

   [ ]  [ ]  [ ]

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR
ITEMS 1 AND 2 AND AGAINST ITEM 3.

--------------------------------------------------------------------------------

[ ] I (WE) PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS ON
    TUESDAY, MAY 12, 1998

Please sign your name as it appears hereon. Executors, administrators, guardians, and others signing in a fiduciary capacity should indicated such capacity when signing. If shares are held jointly, each holder should sign.

Date _________________

Signatures: __________

______________________

--------------------------------------------------------------------------------
                        FOLD AND DETACH PROXY CARD HERE

                                                            [WESTERN ATLAS LOGO]

To: Western Atlas Inc. Shareholders

If you plan to attend the Annual Meeting of Shareholders to be held on Tuesday, May 12, 1998, please check the appropriate box on the proxy card.

Please sign and date the proxy card and return it promptly to ensure your representation at the meeting.

YOUR VOTE IS IMPORTANT.

Thank you.

                                                     WESTERN ATLAS INC.